Exhibit 10.2
To:
Finisar Corporation
c/o Advokatfirma DLA Piper Norway
Att: Marius L. Andresen
Facsimile: +47 24 13 15 01
Via e-mail: marius.andresen@dlapiper.com
Pre-Acceptance in advance of an offer
to acquire shares in Ignis ASA (the “Company” or “Ignis”)
1	We own the number of shares in the Company set out below (together with shares in the Company which we acquire from the date hereof, the “Shares”).

2	Finisar Corporation (the “Offeror”) intends to make a voluntary offer (the “Offer”) to acquire all outstanding shares of the Company in accordance with chapter 6 of the Norwegian Securities Trading Act of 29 June 2007 no 75 (the “Norwegian Securities Trading Act”), at the price of NOK 8 per share (the “Offer Price”) payable in cash.

3	Completion of the Offer will be subject to the following closing conditions being satisfied, or, at the discretion of the Offeror, waived, no later than 31 October 2011 at 23:59 (CET):
a)	Accuracy of Information. Nothing shall have come to the attention of the Offeror that has reasonably caused it to conclude in good faith that any of the information about Ignis or its subsidiaries obtained by the Offeror, whether provided to the Offeror by Ignis or any of its representatives or contained in any publicly available document bearing a date on or after January 1, 2010, is, on the last day of the offer period of the Offer, inaccurate or incomplete (a) in any material respect or (b) in the case of information regarding the capitalization of Ignis, other than for de minimis inaccuracies or omissions; and

b)	Minimum Acceptance. A number of Shares which, together with the shares of Ignis held by the Offeror, represents more than 67% of the total outstanding share capital and voting power of Ignis on a fully diluted basis, shall have been validly tendered and not withdrawn at the end of the offer period of the Offer; and

c)	No Withdrawal of Board Recommendation. The board of directors of Ignis (the “Ignis Board”) shall not have amended, without the Offeror’s consent, or withdrawn its recommendation that the Ignis shareholders accept the Offer (this condition applies to, but is not limited to, a “Recommendation Change” as defined in Clause 8.2 of the Transaction Agreement); and

d)	No Material Adverse Change. No change, effect, development or event that is or would reasonably be expected to have a material adverse effect on the financial condition, business, assets, or results of operations of Ignis and its subsidiaries, taken as a whole, shall have occurred; provided, however, that no such event or series of events resulting from or relating to any of the following shall be taken into account when determining whether such a change, effect, development or event has occurred: (i) changes that affect generally the industries in which Ignis or the Offeror operate to the extent that it does not to a material extent disproportionately affect Ignis and its subsidiaries relevant to its competitors, (ii) changes in relevant accounting standards, (iii) changes that affect generally the economy or the credit, debt, financial or capital markets, in each case in the United States, Norway or elsewhere in the world, including changes in interest or exchange rates to the extent that it does not to a material extent disproportionately affect

Ignis and its subsidiaries relative to its competitors, (iv) any decline or delay in customer purchases resulting from the announcement and pendency of the Offer, (v) earthquakes, hurricanes, tornados or other natural disasters to the extent that they do not to a material extent disproportionately affect Ignis and its subsidiaries, (vi) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of announcement of the Offer to the extent that they do not to a material extent disproportionately affect Ignis and its subsidiaries, and (vii) any decline in Ignis’ share price, change in trading volume or failure to meet publicly announced revenue or earnings projections (provided that the exclusion in this clause (vii) does not apply to any underlying event, violation, change, failure, inaccuracy, circumstance or other matter that may have caused such decline, change or failure) (“Material Adverse Change”); and

e)	Consent from Business Partners. To the extent any material contract of Ignis or any of its subsidiaries contains clauses which give the other contracting party a right to terminate such material contract as a result of the completion of the Offer, the Offeror shall have received a consent or waiver (if appropriate) from such contracting party stating that the material contract will not be terminated or amended as a result of the completion of the Offer; and

f)	Conduct of Business. Following the announcement of the Offer and until settlement of the Offer, (i) Ignis and each of its subsidiaries shall, other than with the prior written consent of the Offeror, (A) in all material respects have conducted its business in the ordinary course and in accordance with applicable laws, regulations and decisions of competent governmental and regulatory authorities, and (B) not have entered into any agreement providing for material acquisitions, dispositions or other transactions not in the ordinary course, and (ii) there shall not have been any changes in the share capital of Ignis or the issuance of rights which entitle the holder to demand new shares or similar securities, the payment of dividends or other distributions from Ignis or any of its subsidiaries, proposals to shareholders for merger or de-merger, or any other change of corporate; and

g)	Approvals and Consents from Governmental Authorities. All material permits, consents, approvals and actions from competent governmental and regulatory authorities necessary for the completion of the Offer shall have been obtained either without conditions or upon conditions that are acceptable to the Offeror in its reasonable judgment; and

h)	Absence of Litigation. After the announcement of the Offer, no material litigation shall have been initiated against Ignis or any of its subsidiaries by a governmental or regulatory body nor shall any such material litigation be threatened; provided, however, that such litigation shall only be relevant under Clause 1.2 (h) of the Transaction Agreement if such litigation is founded on a bona fide claim or basis and if adversely determined, whether pursuant to injunction, judgment, order, decree, ruling or charge, would reasonably be expected to result in a Material Adverse Change as set forth in Clause 1.2 (d) of the Transaction Agreement; and

i)	Absence of Restraints. No court or other governmental or regulatory authority of competent jurisdiction shall have taken any form of legal action (whether temporary, preliminary or permanent) that is in effect and restrains or prohibits the consummation of the Offer or shall in connection with the Offer have imposed conditions upon the Offeror, Ignis or any of their respective subsidiaries which are not acceptable to the Offeror in its reasonable judgment; and

j)	Compliance with Covenants. Ignis shall have complied in all material respects with the undertakings and covenants in Clause 3 and 4 of the Transaction Agreement.

4	We hereby irrevocably undertake to accept the Offer on or prior to the last day of the offer period. This Pre-Acceptance also covers any and all shares in the Company we may further acquire prior to the completion of the Offer. The Shares will not be acquired by the Offeror unless the Offer is launched and completed.

5	We undertake that during the term of this Pre-Acceptance we shall not, directly or indirectly, solicit, encourage, invite, seek or discuss alternative proposals from any corporation, entity or person for any competitive offer.

6	Irrespective of this Pre-Acceptance, we shall be entitled to accept any competing voluntary or mandatory offer made during the period when the Offer is open for all shares in the Company at a higher per share value than the Offer Price, provided, however, that we may accept such competing offer only if the Offeror has not, within five (5) Oslo Stock Exchange trading days following the announcement through the Oslo Stock Exchange information system of the competing offer, improved the Offer Price to at least match the per share value for shares of the Company in the competing offer. If the Offeror increases the price per share in an amended or new offer, the Offeror is obliged to pay the increased price per share to the undersigned.

7	We acknowledge and accept that the Offer will be subject to the above reservations and conditions and that the Offer will not be completed unless such conditions are either satisfied or waived by the Offeror.

8	We undertake on or prior to the last day of the offer period as set out in the offer document prepared pursuant to chapter 6 of the Norwegian Securities Trading Act (the “Offer Document”) to timely return to you a duly completed and validly signed acceptance form as distributed with the Offer Document for all the Shares which are comprised by this Pre-Acceptance. Our acceptance of the Offer will lapse upon the withdrawal of the Offer or termination, in accordance with its terms, of the Transaction Agreement to be entered into between the Company and the Offeror providing for the Offeror to make the Offer.

9	We agree not to dispose of, charge, pledge or in any other way encumber or grant any option or other right over or otherwise deal in the Shares subject to this Pre-Acceptance in favour of any third party for the duration of this Pre—Acceptance.

10	We warrant that the Shares at completion of the Offer, and subject to the conditions set out in this Pre-Acceptance, will be transferred to the Offeror free and clear of any encumbrances, claims or other rights of third parties.

11	We acknowledge and accept that the Offeror is required to and will notify Oslo Børs of the right it has acquired to purchase shares in the Company pursuant to this and similar pre-acceptances in accordance with section 4-2 of the Norwegian Securities Trading Act. We accept and agree that this Pre-Acceptance, including its terms and conditions and our name, will be made public in connection with the announcement of the Offer and in the Offer Document.

12	We are aware that knowledge of the intended Offer and our Pre-Acceptance is confidential and price sensitive information and undertake to keep this information secret until the Offer has been made public by the Offeror, as further regulated in the Non-Disclosure Declaration we signed on __________ March 2011. We further acknowledge that the Offeror may be in the possession of material non-public information concerning the Company and have knowingly entered into this Pre-Acceptance after considering such possibility.

13	This letter of Pre-Acceptance shall be governed by Norwegian law. We submit to the exclusive jurisdiction of the courts of Oslo, Norway in respect of any dispute arising in connection with this letter of Pre-Acceptance.

Name of shareholder:

Represented by:

VPS account No:

No. of Ignis ASA shares:

Place/date:

Authorised signature*:

*	— Please attach a copy of a certificate of registration or other document showing who is authorised to sign this Pre-Acceptance Letter (if applicable) and a copy of the identification document(s) of the person(s) who has (have) signed the Pre-Acceptance Letter.